EXHIBIT 99.1


                     KMART, SEARS: HART-SCOTT-RODINO UPDATE



TROY, MI, AND HOFFMAN ESTATES, IL, DECEMBER 22, 2004 - Following informal discussions with the staff at the Federal Trade Commission, during which the FTC requested additional time, in light of the holiday season, to complete its review of the merger, Kmart and Sears announced today that they voluntarily agreed to withdraw their previously filed Hart-Scott-Rodino Notification and Report Forms and will refile them by December 28, 2004, when the 30-day waiting period will recommence. Kmart and Sears now expect the FTC review period to expire in January 2005.

Kmart and Sears have been working cooperatively with the FTC as it conducts its review of the merger, including voluntarily providing additional information to the FTC staff in response to their informal request. In that regard, the FTC staff recently requested certain information, which the parties provided, and the staff has requested more time to review it in light of the holiday season. The parties remain confident that the HSR review will be concluded without causing any delay in the transaction. The parties remain committed to continuing to cooperate with the FTC and expect the transaction to close by early March 2005.

ABOUT KMART HOLDING CORPORATION
Kmart Holding Corporation and its subsidiaries (together, "Kmart") is a mass merchandising company that offers customers quality products through a portfolio of exclusive brands that include Thalia Sodi, Jaclyn Smith, Joe Boxer, Martha Stewart Everyday, Route 66 and Sesame Street. For more information visit the Company's website at WWW.KMART.COM.

ABOUT SEARS, ROEBUCK AND CO.
Sears, Roebuck and Co. is a leading broadline retailer providing merchandise and related services. With revenues in 2003 of $41.1 billion, the company offers its wide range of home merchandise, apparel and automotive products and services through more than 2,300 Sears-branded and affiliated stores in the U.S. and Canada, which includes approximately 870 full-line and 1,100 specialty stores in the U.S. Sears also offers a variety of merchandise and services through sears.com, landsend.com, and specialty catalogs. Sears is the only retailer where consumers can find each of the Kenmore, Craftsman, DieHard and Lands' End brands together -- among the most trusted and preferred brands in the U.S. The company is the largest provider of product repair services with more than 14 million service calls made annually. For more information, visit the Company's website at WWW.SEARS.COM.
                                      # # #

                                      * * *

         This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sears Holdings Corporation, Kmart Holding Corporation and Sears, Roebuck and Co., including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Kmart's and Sears' management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

         The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of Kmart and Sears stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; failure to quickly realize synergies and cost-savings from the transaction as a result of technical, logistical, competitive and other factors; disruption from the transaction making it more difficult to maintain relationships with clients, employees or suppliers; competitive conditions in retail and related services industries; changes in consumer confidence, tastes, preferences and spending; the availability and level of consumer debt; anticipated cash flow and the ability of Sears Holdings to maintain sufficient operating cash flow and liquidity; the successful execution of, and customer response to, strategic initiatives, including the full-line store strategy and the conversion and integration of the Kmart stores and other new store locations; the pace of growth in store locations, which may be higher or lower than anticipated; the possibility that new business and strategic options for one or more business segments will be identified, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; trade restrictions, tariffs, and other factors potentially affecting the ability to find qualified vendors and access products in an efficient manner; the ability to successfully implement initiatives to improve inventory management capabilities; anticipated cash flow; changes in interest rates; the outcome of pending legal proceedings and bankruptcy claims; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in any pension plans; volatility in financial markets; changes in debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; the impact of seasonal buying patterns, which are difficult to forecast with certainty; and general economic conditions and normal business uncertainty. These forward-looking statements speak only as of the time first made, and no undertaking has been made to update or revise them as more information becomes available. Additional factors that could cause Kmart's and Sears' results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Reports on Forms 10-K of Kmart and Sears filed with the SEC and available at the SEC's Internet site (HTTP://WWW.SEC.GOV).

Sears Holdings Corporation has filed a Registration Statement on Form S-4 with the SEC (Registration No. 333-120954) containing a preliminary joint proxy statement-prospectus regarding the proposed transaction. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will also be able to obtain a free copy of the definitive joint proxy statement-prospectus, as well as other filings containing information about Sears Holdings, Kmart and Sears, Roebuck, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the definitive joint proxy statement-prospectus and the filings with the SEC that will be incorporated by reference in the definitive joint proxy statement-prospectus can also be obtained, without charge, by directing a request to Kmart Holding Corporation, 3100 West Big Beaver Road, Troy, Michigan, 48084, Attention: Office of the Secretary, or to Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois, 60179, Attention: Office of the Secretary.

         The proposed directors and executive officers of Sears Holdings, the respective directors and executive officers of Kmart and Sears, Roebuck and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sears Holdings' proposed directors and executive officers, Kmart's and Sears, Roebuck's directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement-prospectus contained in the above-referenced Registration Statement on Form S-4.



CONTACT:      Kmart Media Relations     Sears Media Relations
              248-463-1021              Bob Carr (847) 286-8632